                                                                                                                                    Exhibit 99.1

FROM:	Ursula H. Moran (973) 617-5756	Louis Lipschitz (973) 617-5755
	Investor Relations	Chief Financial Officer

FOR:	Toys “R” Us, Inc.	Susan McLaughlin (973) 617-5900
	(NYSE: TOY)	Media Relations

FOR IMMEDIATE RELEASE

  TOYS “R” US ANNOUNCES 2003 THIRD QUARTER RESULTS AND THE PLANNED CLOSING OF THE FREESTANDING KIDS “R” US AND IMAGINARIUM STORES

WAYNE, NEW JERSEY, November 17, 2003- Toys “R” Us, Inc. today announced results for its third quarter ended November 1, 2003, and also announced its intent to close its freestanding Kids “R” Us and Imaginarium stores.

Total sales for the third quarter of 2003 were $2.32 billion, up 2.2% from $2.27 billion for the third quarter of 2002.  Excluding the impact of currency translation, total sales were flat for the third quarter.  For the nine months ended November 1, 2003, sales in U.S. dollars were $6.63 billion this year, up 3.0% (0.5% excluding currency) from last year’s $6.44 billion.

The company reported a net loss of ($38) million, or ($0.18) per share, for the third quarter of 2003, compared with a net loss of ($28) million, or ($0.13) per share, for the third quarter of 2002.  For the nine-month period ended November 1, 2003, the company reported a net loss of ($56) million or ($0.26) per share versus a net loss of ($49) million or ($0.24) per share for the comparable period in 2002. The company commenced implementation of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (EITF 02-16) during the first quarter of 2003 and continued this implementation during the third quarter.  The provisions of EITF 02-16 unfavorably impacted the company’s third quarter 2003 results by $11 million, net of tax, or by $0.05 per share, and negatively impacted results for the nine-months ended November 1, 2003 by $26 million, net of tax, or $0.12 per share.  EITF 02-16 has no impact on the company’s cash flows.  (All per share figuresrefer to diluted per share amounts.)

The operating loss for the third quarter of 2003 was ($30) million versus ($16) million for the prior year comparable quarter.  For the nine-month period ended November 1, 2003, operating earnings were $3 million compared with $9 million in the prior year period.  Excluding the impact of EITF 02-16, operating loss for the third quarter of 2003 would have been ($13) million compared to last year’s ($16) million.  For the nine-month period this year, operating earnings, excluding EITF 02-16, would have been $43 million versus $9 million for the comparable nine-month period last year.  Again, excluding the impact of EITF 02-16, the net loss for the third quarter would have been ($27) million and loss per share would have been ($0.13), compared to a net loss of ($28) million and a loss per share of ($0.13) for the third quarter of 2002.  The net loss for the nine-month period would have been ($30) million or ($0.14) per share excluding EITF 02-16, versus a net loss of ($49) million or ($0.24) per share for the comparable prior year period.

John Eyler, Chairman and Chief Executive Officer, said, “We were disappointed in the sales and earnings performance of our U.S. toy stores and freestanding Kids “R” Us stores during the third quarter.  However, our performance was solid in our Babies “R” Us, International and Toysrus.com divisions.  We have previously given annual earnings guidance of $1.15 per share in 2003, excluding the impact of EITF 02-16.  The third quarter’s results make it more difficult for us to reach this goal.  We now believe annual earnings are likely to be $1.05 to $1.15 per share, excluding the impact of EITF 02-16, and before restructuring and other charges related to the planned store closings discussed below.”

Balance Sheet and Inventory Management

Mr. Eyler continued, “Our balance sheet and our liquidity remain strong.  We ended the third quarter, which marks our seasonal borrowing peak, with no short-term borrowings and more than $900 million in cash.

“We are now planning for capital expenditures between $300 and $330 million in 2003, below our anticipated $330 million depreciation expense.  We continue to expect that we will improve upon 2002’s free cash flow of $176 million this year even before the cash generated from the store closings discussed below.

“In spite of the disappointing sales trends, we maintained our discipline in inventory management during the quarter. At the end of the quarter total inventories, excluding currency impact, were down 1% versus last year, and our U.S. toy store inventories were down $40 million or almost 2%.  The quality and freshness of our inventory across all our divisions continues to improve, and our U.S. toy store inventories are in very good shape as we enter our peak selling season.”

Business Segment Performance

In the U.S. Toy Store division, comparable store sales decreased 3.0% for the third quarter of 2003.  This was primarily attributable to the video game business, which declined 18% versus last year during the third quarter.  The operating loss for the third quarter was ($70) million versus ($42) million in 2002.  Excluding the impact of EITF 02-16, the operating loss would have been ($58) million for the third quarter of 2003.  Operating loss for the nine months ended November 1, 2003 was ($45) million versus operating earnings of $7 million for the comparable period in 2002.  Excluding the impact of EITF 02-16, operating loss would have been ($15) million for the nine months ended November 1, 2003.

In the International division, comparable toy store sales in local currencies increased 1.7% during the third quarter on top of a 4.1% gain last year in the third quarter.  Operating earnings were $10 million for the third quarter of 2003 compared to $13 million in 2002.  Excluding the impact of EITF 02-16 operating earnings for the third quarter were $13 million this year. Operating earnings for the first nine-months of 2003 and 2002 were $3 million. Excluding the impact of EITF 02-16, for the nine-months ended November 1, 2003 operating earnings would have been $9 million, an improvement over last year’s $3 million earnings during the comparable period.

The Babies “R” Us business posted a 9.6% increase in total sales, a 3.0% increase in comparable store sales and a 10.4% increase in operating earnings to $53 million from $48 million for the third quarter of 2002.  Excluding the impact of EITF 02-16 operating earnings for the quarter were $55 million.  Babies “R” Us achieved an operating income rate of 11.6% for the third quarter.  Operating earnings for the first nine-months of 2003 were $156 million, up from $134 million in 2002.  Excluding the impact of EITF 02-16 operating earnings for the first nine months of this year were $160 million.  Six new Babies “R” Us stores opened during the first nine-months of the year.  Approximately 10 additional new store openings are planned this year.

At Toysrus.com, third quarter 2003 sales totaled $68 million, an increase of 15.3% from 2002 sales of $59 million.  Sales for the first nine months of 2003 were $178 million compared to $147 million in 2002, a 21.1% increase.  The operating loss for the third quarter of 2003 was reduced to ($6) million, an improvement of 50% over an operating loss of ($12) million for the third quarter of 2002.  For the nine months ended November 1, 2003 the operating loss was ($22) million versus an operating loss of ($40) million for the comparable period in 2002.

The Kids “R” Us business reported an 11.4 % comparable store sales decline for the third quarter of 2003, and total sales for the third quarter and the nine months ended November 1, 2003 were $122 million, and $293 million respectively, down from $141 million and $351 million, respectively for 2002.

Closing of Freestanding Kids “R” Us and Imaginarium Stores

The company plans to close the 146 freestanding Kids “R” Us and the 36 freestanding Imaginarium stores as well as 3 distribution centers that support these stores.  The majority of these facilities are expected to close on or before January 31, 2004.  These actions are expected to generate significant cash flow in 2003 and to increase free cash flow in 2004 and beyond.  In addition, these actions are expected to yield improvements in operating earnings of approximately $8 million in 2004 and approximately $20 million annually thereafter.

In conjunction with these actions, the company currently estimates it will incur restructuring and other charges totaling $280 million pre-tax.  A portion of these charges is associated with inventory markdowns and will be recorded in costs of goods sold. The amount of this charge is preliminary and remains subject to change, pending the outcome of negotiations with landlords and other third parties.  The company intends to record most of these charges in the fourth quarter of the fiscal year ending January 31, 2004.

John Eyler, Chairman and Chief Executive Officer, said, “We have worked hard over the past few years to expand our apparel business and the Imaginarium area within our Toys “R” Us and Babies “R” Us stores, and these efforts have been successful.  However, our efforts to reverse significant performance declines within the freestanding Kids “R” Us and Imaginarium stores have not met with success.  The accelerating deterioration in the financial performance of these freestanding stores has led us to conclude that it is in the best interests of our company and of our shareholders to cease operations in these freestanding stores.  This will enable us to refocus our efforts to ensure that our most productive divisions and formats are best positioned to deliver the returns that we and our shareholders want.

“This decision was not made lightly. Our KRU and Imaginarium associates have all made enormous efforts to improve performance at these businesses.  We are keenly aware of the effects of this decision, and we commend all our associates for their efforts and perseverance in recent years.  We are working hard to make sure that, where possible, we place these associates in other positions within the Company.

Mr. Eyler continued, “In this regard, we remain committed to the apparel business and the learning and creativity toy business, both of which we expect to deliver significant additional profitable growth.  We will pursue these opportunities within our Toys “R” Us, Babies “R” Us, and Geoffrey stores as well as on Toysrus.com.  We are also considering reopening approximately 15 of the closing Kids “R” Us stores as Babies “R” Us stores.

“Overall, we have made considerable progress in the last three years in strengthening the overall portfolio of businesses at Toys “R” Us, Inc.  The actions we are announcing today will further enhance our ability to improve sales and earnings at our company in 2004 and beyond.”

For a complete list of the freestanding stores to be closed, please see the Investor Relations section of our website at http://www.toysrusinc.com.

Implementation of Emerging Issues Task Force Issue No. 02-16 “Accounting by a Customer

(Including a Reseller) for Certain Consideration Received from a Vendor” (EITF 02-16)

As noted above, the company commenced implementation of EITF 02-16 during the first quarter of 2003 and continued this implementation during the third quarter.  This implementation will continue in each quarter of 2003. Based on the transition rules that the company must follow, it is required to implement EITF 02-16 prospectively beginning in 2003 which impacts operating earnings.  Consequently, this unfavorably impacted the third quarter 2003 reported results by $17 million ($11 million, net of tax), or by $0.05 per share.  Reported results for the nine months ended November 1, 2003 were unfavorably impacted by $40 million ($26 million, net of tax), or $0.12 per share.  The implementation of EITF 02-16 has no impact on cash flows.  For a more detailed discussion of EITF 02-16 please refer to the company’s first quarter press release dated May 19, 2003 or to pages 7, 11-12, and 19-20 of the company’s Form 10-Q for the quarter ended May 3, 2003.

Toys “R” Us, one of the world’s leading retailers of toys, children’s apparel and baby products, currently sells merchandise through 1,629 stores worldwide: 681 toy stores in the United States; 569 international toy stores, including licensed and franchise stores; 193 Babies “R” Us stores, 146 Kids “R” Us children’s clothing stores, 36 Imaginarium stores, and 4 Geoffrey stores, and through its Internet sites at www.toysrus.com, www.babiesrus.com, www.imaginarium.com and www.sportsrus.com.

Third quarter ended:	11/01/2003	11/02/2002

Net sales

$

	2,321,000,000

$

		2,271,000,000
Operating loss	$(30,000,000)	$(16,000,000)
Loss before income taxes	$(60,000,000)	$(45,000,000)
Net loss	$(38,000,000)	$(28,000,000)
Basic and diluted loss per share	$(0.18)	$(0.13)
Average basic and diluted shares outstanding	213,400,000	212,300,000

Nine months ended:	11/01/2003	11/02/2002

Net sales

$

	6,629,000,000

$

		6,436,000,000
Operating earnings	$3,000,000	$9,000,000
Loss before income taxes	$(88,000,000)	$(78,000,000)
Net loss	$(56,000,000)	$(49,000,000)
Basic and diluted loss per share	$(0.26)	$(0.24)
Average basic and diluted shares outstanding	213,200,000	206,000,000

This press releasecontains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby.  All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements.  We generally identify these statements by words or phrases such as "anticipate," "estimate," "plan," "expect," "believe," "intend," “will," "may," and similar words or phrases.  These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends.  These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release).  We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

TOYS “R” US, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share information)
(unaudited)

	QUARTER ENDED
	November 1, 2003, as reported	Adjustments		November 1, 2003, excluding impact of EITF 02-16	November 2, 2002, as reported
Net sales	$2,321	$		$2,321	$2,271
Cost of sales	1,541		34	1,575	1,549

Gross margin	780		(34)	746	722

Selling, general and administrative expenses	732		(51)	681	658
Depreciation and amortization	78		-	78	80

Total operating expenses	810		(51)	759	738

Operating loss	(30)		17	(13)	(16)
			-
Interest expense - net	(33)		-	(33)	(29)
Gain from sale of Toysrus.com - Japan	3		-	3	-

Loss before income taxes	(60)		17	(43)	(45)
Income taxes	(22)		6	(16)	(17)

Net loss	$(38)		$11	$(27)	$(28)

Basic and diluted loss per share	$(0.18)		$0.05	$(0.13)	$(0.13)

Average basic and diluted shares outstanding	213.4			213.4	212.3

Note:  The 2003 presentations above have been impacted by the provisions of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” (EITF 02-16).  To help investors better understand how this impacted its results, the company has adjusted its 2003 results, as reported, to a non-GAAP presentation to be comparable with its 2002 results, as previously reported.

TOYS “R” US, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share information)
(unaudited)

	NINE MONTHS ENDED
	November 1, 2003, as reported	Adjustments	November 1, 2003, excluding impact of EITF 02-16	November 2, 2002, as reported
Net sales	$6,629	$-	$6,629	$6,436
Cost of sales	4,362	92	4,454	4,362

Gross margin	2,267	(92)	2,175	2,074

Selling, general and administrative expenses	2,025	(132)	1,893	1,829
Depreciation and amortization	239	-	239	236

Total operating expenses	2,264	(132)	2,132	2,065

Operating earnings	3	40	43	9

Interest expense - net	(94)	-	(94)	(87)
Gain from sale of Toysrus.com - Japan	3	-	3	-

Loss before income taxes	(88)	40	(48)	(78)
Income taxes	(32)	14	(18)	(29)

Net loss	$(56)	$26	$(30)	$(49)

Basic and diluted loss per share	$(0.26)	$0.12	$(0.14)	$(0.24)

Average basic and diluted shares outstanding	213.2		213.2	206.0

Common shares outstanding at end of period	213.6		213.6	212.5

Note:  The 2003 presentations above have been impacted by the provisions of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” (EITF 02-16).  To help investors better understand how this impacted its results, the company has adjusted its 2003 results, as reported, to a non-GAAP presentation to be comparable with its 2002 results, as previously reported.

TOYS “R” US, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(In millions)
(unaudited)

	QUARTER ENDED
	November 1, 2003, as reported	Adjustments	November 1, 2003, excluding impact of EITF 02-16	November 2, 2002, as reported
Net sales
Toys “R” Us - U.S.	$1,198		$1,198	$1,239
Toys “R” Us - International	469		469	415
Babies “R” Us	457		457	417
Toysrus.com (1)	68		68	59
Other (2)	129		129	141

Total	$2,321		$2,321	$2,271

Operating earnings / (loss)
Toys “R” Us - U.S.	$(70)	$12	$(58)	$(42)
Toys “R” Us - International	10	3	13	13
Babies “R” Us	53	2	55	48
Toysrus.com, net of minority interest (1)	(6)	-	(6)	(12)
Other (3)	(17)	-	(17)	(23)

Operating loss	(30)	17	(13)	(16)

Interest expense, net	(33)	-	(33)	(29)
Gain from sale of Toysrus..com - Japan	3	-	3	-

Loss before income taxes	$(60)	$17	$(43)	$(45)

Includes Toysrus.com - Japan.

Includes the sales of Kids “R” Us and Toybox.

(3)    Includes corporate expenses, the operating results of the Kids "R" Us and Toybox divisions, and the equity in net earnings of Toys - Japan.

Note:  The 2003 presentations above have been impacted by the provisions  of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” (EITF 02-16).   To help investors better understand how this impacted its results, the company has adjusted its 2003 results, as reported, to a non-GAAP presentation to be comparable with its 2002 results, as previously reported.

TOYS “R” US, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(In millions)
(unaudited)

	NINE MONTHS ENDED
	November 1, 2003, as reported	Adjustments	November 1, 2003, excluding impact of EITF 02-16	November 2, 2002, as reported
Net sales
Toys “R” Us - U.S.	$3,509		$3,509	$3,632
Toys “R” Us - International	1,294		1,294	1,092
Babies “R” Us	1,348		1,348	1,214
Toysrus.com (1)	178		178	147
Other (2)	300		300	351

Total	$6,629		$6,629	$6,436

Operating earnings / (loss)
Toys “R” Us - U.S.	$(45)	$30	$(15)	$7
Toys “R” Us - International	3	6	9	3
Babies “R” Us	156	4	160	134
Toysrus.com, net of minority interest (1)	(22)	-	(22)	(40)
Other (3)	(89)	-	(89)	(95)

Operating earnings	3	40	43	9

Interest expense, net	(94)	-	(94)	(87)
Gain from sale of Toysrus..com - Japan	3	-	3	-

Loss before income taxes	$(88)	$40	$(48)	$(78)

Includes Toysrus.com - Japan.

Includes the sales of Kids “R” Us and Toybox.

(3)    Includes corporate expenses, the operating results of the Kids "R" Us and Toybox divisions, and the equity in net earnings of Toys - Japan.

Note:   The 2003 presentations above have been impacted by the provisions of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” (EITF 02-16).   To help investors better understand how this impacted its results, the company has adjusted its 2003 results, as reported, to a non-GAAP presentation to be comparable with its 2002 results, as previously reported.

TOYS “R” US, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)
	November 1, 2003	November 2, 2002	February 1, 2003

 ASSETS

Cash and cash equivalents	$961	$429	$1,023
Restricted cash	49	-	60
Merchandise inventories	3,600	3,541	2,190
Other current assets	242	266	287

Total current assets	4,852	4,236	3,560

Property and equipment, net	4,751	4,699	4,763
Goodwill, net and other assets	1,092	969	1,074

Total Assets	$10,695	$9,904	$9,397

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term borrowings	$-	$495	$-
Accounts payable	1,727	1,755	896
Current portion of long-term debt	967	31	379
Other current liabilities	787	839	1,103

Total current liabilities	3,481	3,120	2,378

Long-term debt	2,311	2,375	2,139
Other non-current liabilities	852	698	837
Minority interest in Toysrus.com	10	15	13

Total stockholders’ equity	4,041	3,696	4,030

Total Liabilities and Stockholders’ Equity	$10,695	$9,904	$9,397

TOYS “R” US, INC AND SUBSIDIARIES
SUMMARY STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions)
(unaudited)

	NINE MONTHS ENDED
	November 1, 2003	November 2, 2002
Cash Flows from Operating Activities:
Net loss	$(56)	$(49)
Depreciation and amortization	239	236
Other	(6)	(15)
Changes in operating assets and liabilities	(813)	(850)

Net cash used by operating activities	(636)	(678)

Cash Flows from Investing Activities:
Capital expenditures, net	(161)	(304)
Reduction in cash due to deconsolidation of Toysrus.com - Japan	(1)	-

Net cash used by investing activities	(162)	(304)

Cash Flows from Financing Activities
Short-term debt borrowings, net	-	495
Long-term debt borrowings	792	548
Long-term debt repayment	(29)	(145)
Proceeds from issuance of stock and contracts to purchase stock	4	266

Net cash from financing activities	767	1,164

Effect of exchange rate changes on cash and cash equivalents	(31)	(36)

Cash and Cash Equivalents
Net (decrease) / increase during period	(62)	146
Beginning of period	1,023	283

End of period	$961	$429